Exhibit 99.1

Aradigm Announces Third Quarter 2015 Financial Results

Hayward, CA – November 11, 2015 – Aradigm Corporation (Nasdaq:ARDM) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2015.

Total revenue was $4.7 million for the third quarter of 2015, compared with $6.6 million in revenue for the third quarter of 2014. The decrease in revenue primarily resulted from a decrease in the amount of the reimbursement of Pulmaquin® project-related expenses under the Grifols collaboration arrangement. As of September 30, 2015, the Company has fully utilized the Grifols-funded budget of $65 million provided under the License Agreement.

Total operating expenses for the third quarter of 2015 were $10.2 million, compared with total operating expenses of $7.5 million for the third quarter of 2014. Research and development expenses increased by $2.8 million and general and administrative expenses decreased by $0.1 million. The increase in research and development expenses was due to higher costs for the ongoing Pulmaquin clinical trials, as well as higher employee-related expenses due to the addition of staff. The decrease in general and administrative expenses was due to lower consulting costs in support of the Pulmaquin program.

As of September 30, 2015, cash and cash equivalents totaled $40.0 million.

“Our two Phase 3 clinical trials testing the safety and efficacy of once daily inhaled Pulmaquin in patients with non-cystic fibrosis bronchiectasis are now fully enrolled. The focus of the Company is on the successful execution of the Phase 3 program and preparation of the regulatory filings, as well as close collaboration with our partner Grifols in expectation of commercial launch in 2017. We are also very pleased about the continuing stream of preclinical results showing promising utility for our liposomal ciprofloxacin against difficult infections such as pulmonary non-tuberculous mycobacteria and several inhaled bioterrorism agents, “ said Dr. Igor Gonda, President and Chief Executive Officer of Aradigm.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm is currently in Phase 3 development of Pulmaquin (an investigational proprietary formulation of ciprofloxacin for inhalation) for the treatment of non-cystic fibrosis bronchiectasis. Aradigm’s inhaled ciprofloxacin formulations are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax. In addition, Aradigm has a pipeline composed of programs to prevent diseases in tobacco smokers through smoking cessation and a diagnostic program to detect aspirations of gastrointestinal fluid into the respiratory tract.

More information about Aradigm can be found at www.aradigm.com.

About Pulmaquin

Pulmaquin is a dual release formulation composed of a mixture of liposome encapsulated and unencapsulated ciprofloxacin. Ciprofloxacin, available in oral and intravenous formulations, is a widely prescribed antibiotic. It is used to treat acute lung infections and is often preferred because of its broad-spectrum antibacterial activity against various bacteria, such as Pseudomonas aeruginosa. Pulmaquin is being evaluated in two ongoing Phase 3 studies to determine its safety and effectiveness as a once-a-day inhaled formulation for the chronic treatment of patients with non-CF BE who have chronic lung infections with Pseudomonas aeruginosa.

Following Phase 2a development of the liposomal portion of Pulmaquin (Lipoquin) and Phase 1 development of Pulmaquin, the Phase 2b study ORBIT-2 with Pulmaquin was a 24-week multicenter, randomized, double-blind, placebo-controlled trial in 42 adult non-CF BE subjects. This study demonstrated a significant reduction in P.aeruginosa sputum activity (p=0.002) and a decrease in time to first exacerbation in the per protocol population (p=0.046) and the mITT (p=0.057) populations in the Pulmaquin treated subjects compared to placebo. Overall, the incidence of all treatment emergent adverse events was similar between groups. The most frequently reported treatment related adverse events (reported by ≥ 3 patients in either treatment group) included product taste abnormal and nausea in the Pulmaquin group and wheezing in the placebo group. No serious adverse events were considered treatment related. There were no deaths reported during ORBIT-2.

The Phase 3 clinical program for Pulmaquin in non-CF BE consists of two worldwide, double-blind, placebo-controlled pivotal trials (ORBIT-3 and ORBIT-4) that are identical in design except for a pharmacokinetics sub-study to be conducted in one of the trials. Each trial has enrolled patients (280 in ORBIT-3 and 304 in ORBIT-4) into a 48 week double-blind period consisting of 6 cycles of 28 days on treatment with Pulmaquin or placebo plus 28 days off treatment, followed by a 28 day open label extension in which all participants will receive Pulmaquin (total treatment duration approximately one year). The superiority of Pulmaquin vs. placebo during the double-blind period is being evaluated in terms of the time to first pulmonary exacerbation (primary endpoint), while key secondary endpoints include the reduction in the number of pulmonary exacerbations and improvements in the quality of life measures. Lung function is being monitored as a safety indicator.

Aradigm has been granted orphan drug designations for liposomal ciprofloxacin as well as for ciprofloxacin for inhalation for non-CF BE in the U.S. In addition, the U.S. Food and Drug Administration (FDA) has designated Pulmaquin as a Qualified Infectious Disease Product (QIDP). The QIDP designation is granted for treatment of non-CF BE patients with chronic lung infections with Pseudomonas aeruginosa. The QIDP designation made Pulmaquin eligible for Fast Track designation which was granted by the FDA in September 2014.

In 2013, Aradigm granted an exclusive, world-wide license for the Company’s inhaled liposomal ciprofloxacin product candidates for the indication of non-CF BE and other indications to Grifols S.A. More information on the terms of this license may be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014.

About Non-Cystic Fibrosis Bronchiectasis

Non-CF BE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. Non-CF BE represents an unmet medical need with high morbidity and mortality that affects more than 110,000 people in the U.S. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition. Bronchiectasis and co-infections with Pseudomonas aeruginosa are frequent comorbidities in patients with PNTM,

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including those related to the ORBIT-3 and ORBIT-4 clinical trials and the ability to continue successful product development of our potential product candidates, including Pulmaquin, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 18, 2015, and the Company’s Quarterly Reports on Form 10-Q for subsequent interim periods.

Aradigm, Pulmaquin, Lipoquin and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenues	$4,674	$6,617	$23,394	$25,493

Operating expenses:
Research and development	8,880	6,047	26,995	23,499
General and administrative	1,320	1,443	4,201	5,025
Restructuring and asset impairment	2	4	9	15

Total operating expenses	10,202	7,494	31,205	28,539

Loss from operations	(5,528)	(877)	(7,811)	(3,046)
Interest income	7	5	22	8
Interest expense	—	—	—	(288)
Other expense	(28)	(42)	(68)	(55)
Gain on assignment of royalty interests	—	—	—	5,823
Gain from extinguishment of debt	—	—	—	3,041

Net income (loss)	$(5,549)	$(914)	$(7,857)	$5,483
Change in unrealized gains (losses) on available-for-sale securities	—	—	—	—
Comprehensive income (loss)	$(5,549)	$(914)	$(7,857)	$5,483

Basic net income (loss) per common share	$(0.38)	$(0.06)	$(0.53)	$0.37

Diluted net income (loss) per common share	$(0.38)	$(0.06)	$(0.53)	$0.37
Shares used in computing basic net income (loss) per common share	14,751	14,706	14,743	14,691

Shares used in computing diluted net income (loss) per common share	14,751	14,706	14,743	14,722

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2015 (Unaudited)	December 31, 2014 *
ASSETS
Current assets:
Cash and cash equivalents	$39,984	$47,990
Restricted cash	250	250
Receivables	193	1,058
Prepaid and other current assets	1,163	1,207

Total current assets	41,590	50,505
Property and equipment, net	325	502
Other assets	2,926	2,956

Total assets	$44,841	$53,963

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	1,941	2,706
Accrued clinical and cost of other studies	4,108	2,070
Accrued compensation	1,124	819
Deferred revenue – related party	—	790
Facility lease exit obligation	153	193
Deferred rent	55	—
Other accrued liabilities	147	191

Total current liabilities	7,528	6,769
Deferred rent	—	97
Accrued clinical and cost of other studies, non-current	236	33
Facility lease exit obligation, non-current	—	104
Deferred revenue – related party, non-current	5,000	7,845
Shareholders’ equity	32,077	39,115

Total liabilities and shareholders’ equity	$44,841	$53,963

*	The balance sheet at December 31, 2014 has been derived from the audited financial statements at that date.

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